Exhibit 7 to Form T-1

Bank Call Notice

RESERVE DISTRICT NO. 2

CONSOLIDATED REPORT OF CONDITION OF

JPMorgan Chase Bank

of 270 Park Avenue, New York, New York 10017

and Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System,

at the close of business December 31, 2003, in

accordance with a call made by the Federal Reserve Bank of this

District pursuant to the provisions of the Federal Reserve Act.

Dollar Amounts in Millions
ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	$19,429
Interest-bearing balances	9,602
Securities:
Held to maturity securities	176
Available for sale securities	53,625
Federal funds sold and securities purchased under agreements to resell
Federal funds sold in domestic offices	26,067
Securities purchased under agreements to resell	80,099
Loans and lease financing receivables:
Loans and leases held for sale	20,359
Loans and leases, net of unearned income	$163,864
Less: Allowance for loan and lease losses	3,151
Loans and leases, net of unearned income and allowance	160,713
Trading Assets	197,197
Premises and fixed assets (including capitalized leases)	6,010
Other real estate owned	128
Investments in unconsolidated subsidiaries and associated companies	828
Customers’ liability to this bank on acceptances outstanding	225
Intangible assets
Goodwill	2,315
Other Intangible assets	4,997
Other assets	46,892
TOTAL ASSETS	$628,662

LIABILITIES
Deposits
In domestic offices	$190,249
Noninterest-bearing	$74,112
Interest-bearing	116,137
In foreign offices, Edge and Agreement subsidiaries and IBF’s	136,496
Noninterest-bearing	$6,355
Interest-bearing	130,141
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased in domestic offices	4,639
Securities sold under agreements to repurchase	71,995
Trading liabilities	128,738
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	23,496
Bank’s liability on acceptances executed and outstanding	225
Subordinated notes and debentures	8,028
Other liabilities	26,985
TOTAL LIABILITIES	590,851
Minority Interest in consolidated subsidiaries	320

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,785
Surplus (exclude all surplus related to preferred stock)	16,318
Retained earnings	19,590
Accumulated other comprehensive income	(202)
Other equity capital components	0
TOTAL EQUITY CAPITAL	37,491

TOTAL LIABILITIES, MINORITY INTEREST, AND EQUITY CAPITAL	$628,662

I, Joseph L. Sclafani, E.V.P. & Controller of the above-named bank, do hereby declare that this Report of Condition has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true to the best of my knowledge and belief.

JOSEPH L. SCLAFANI

We, the undersigned directors, attest to the correctness of this Report of Condition and declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

WILLIAM B. HARRISON JR.	)
WILLIAM H. GRAY, III	)DIRECTORS
HELENE L. KAPLAN	)